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                                                                     EXHIBIT 4.3

                            SUPPLEMENTAL INDENTURE

          SUPPLEMENTAL INDENTURE dated as of January 20, 1999 (the "Supplemental
                                                                    ------------
Indenture") between PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware
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corporation, as issuer (the "Company"), and FIRST UNION NATIONAL BANK, a banking
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association organized and existing under the laws of the United States, as trustee (the "Trustee").
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                             W I T N E S S E T H :
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          WHEREAS, the Company and the Trustee are parties to the Indenture dated as of August 4, 1997 (as the same has been amended, and may hereafter be further amended, supplemented or otherwise modified from time to time, the "Indenture") relating to the 11-3/4% Senior Notes due 2004 (the "Notes") of the
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Company;

          WHEREAS, the Board of Directors of the Company has adopted a resolution authorizing the Company to enter into this Supplemental Indenture;

          WHEREAS, Section 902 of the Indenture authorizes the Company and the Trustee, in accordance with the terms thereof, to enter into this supplemental indenture with the consent of the Holders of not less than a majority in principal amount of the Notes; and

          WHEREAS, the Company has requested the Trustee and the Trustee has agreed to join in the execution of this Supplemental Indenture pursuant to
Section 902 of the Indenture on the terms and subject to the conditions set forth below;

          NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:


     ARTICLE 1  AMENDMENTS TO THE INDENTURE.
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          1.1  Amendment to Section 101 (Definitions).  Section 101 of the
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Indenture is hereby amended by:

          (a) deleting the percentage amount "5.0%" from clause (vii) of the definition of Permitted Investment, and substituting therefor "10.0%";

          (b) deleting in its entirety clause (xxi) from the definition of Permitted Liens and substituting therefor the following clauses (xxi) and
(xxii):
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          "(xxi) Liens on the property or assets of a Restricted Subsidiary securing Indebtedness of such Subsidiary which Indebtedness is permitted under the Indenture; and (xxii) Liens securing Indebtedness under Credit Facilities incurred in compliance with clauses (i) and (ii) of paragraph
     (b) of Section 1011. "

          1.2  Amendment to Section 1011 (Limitation on Indebtedness).  Section
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1011 of the Indenture is hereby amended by deleting such Section in its entirety, and substituting therefor, the following new Section 1011:

          "SECTION 1011.  Limitation on Indebtedness.
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          (a) The Company will not, and will not permit any of its Restricted
     Subsidiaries to, Incur any Indebtedness (other than the Notes and Existing Indebtedness); provided, however, that the Company may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as at the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.

          (b) Notwithstanding the foregoing, the Company and (except for Indebtedness under subsections (v) and (vii) below) any Restricted Subsidiary may Incur each and all of the following:

              (i) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $50 million or (b) 65% of Eligible Accounts Receivable, subject to any permanent reductions required by any other terms of the Indenture;

              (ii) Indebtedness (including Guarantees) Incurred by the Company or a Restricted Subsidiary after the Closing Date to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of equipment used in the telecommunications business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in domestic or transnational fiber optic cable or other transmission facilities, in each case purchased or leased by the Company

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     or a Restricted Subsidiary after the Closing Date (including acquisitions by way of Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) of such equipment, ownership rights or minimum investment units so acquired, excluding the portion of the Fair Market Value of such Capital Stock attributable to property other than such equipment, ownership rights or minimum investment units);

              (iii) Indebtedness of any Restricted Subsidiary to the Company or Indebtedness of the Company or any Restricted Subsidiary to any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness not permitted by this clause (iii) (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness, and provided further that Indebtedness of the Company to a Restricted Subsidiary must be subordinated in right of payment to the Notes;

              (iv) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (i), (iii),
     (vi), (viii) and (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such

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     new Indebtedness is at least equal to the remaining Average Life of the
     Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iv);

              (v) Indebtedness of the Company not to exceed, at any one time outstanding, (A) 2.00 times the Net Cash Proceeds received by the Company after May 18, 1998 from the issuance and sale of its Common Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause
     (C)(2) of the first paragraph or clauses (iii) or (iv) of the second paragraph of Section 1012 to make a Restricted Payment plus (B) 1.50 times the Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) of property (other than cash and cash equivalents) used in a Permitted Business or common equity interests in a Person (the property and assets of such Person consisting primarily of telecommunications assets) that becomes a Restricted Subsidiary (such Fair Market Value being that of the common equity interests received pursuant to the transaction resulting in such Person becoming a Restricted Subsidiary), and, in each case, received by the Company after May 18, 1998 from the issuance or sale of its Common Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company to the extent such sale of Common Stock has not been used pursuant to clauses (iii) and (iv) of the second paragraph of
     Section 1012 to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

              (vi) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or any Restricted Subsidiary against fluctuation in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted

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     Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

              (vii) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes as set forth in Article XIII;

              (viii) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes and any other Indebtedness of the Company permitted by and made in accordance with Section 1018;

              (ix) Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (ix), does not exceed $200 million at any one time outstanding, provided that to the extent that the Indebtedness outstanding and incurred pursuant to this clause (ix) exceeds $125 million, such excess Indebtedness must be unsecured Indebtedness of the Company and must be expressly made, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, (A) subordinate in right of payment to the Notes or
     (B) pari passu with the Notes and, in the case of such pari passu Indebtedness, must mature after the Stated Maturity of the Notes and have an Average Life longer than that of the Notes; and

              (x)  Acquired Indebtedness.

          (c) Notwithstanding any other provision of this Section 1011, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 1011 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (d) For purposes of determining any particular amount of Indebtedness under this Section 1011, Guarantees, Liens or obligations

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     with respect to letters of credit supporting Indebtedness otherwise included in the termination of such particular amount shall not be included. For purposes of determining compliance with this Section 1011,
     (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (B) the principal amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP."

          1.3  Amendment to Section 1012 (Limitation on Restricted Payments).
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Section 1012 of the Indenture is hereby amended by deleting the dollar amount
"$2.5 million" in clause (vii) of the second paragraph thereof, and substituting therefor, "$5.0 million".

     ARTICLE 2  MISCELLANEOUS.
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          2.1  The Trustee.  The recitals contained herein shall be taken as the
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statements of the Company and the Trustee shall not assume responsibility for, or be liable in respect of, the correctness thereof. The Trustee makes no representation as to, and shall not be liable or responsible for, the validity or sufficiency of this Supplemental Indenture.

          2.2  Limited Effect.  Except as expressly amended hereby, all of the
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provisions, covenants, terms and conditions of the Indenture are ratified and confirmed, and shall remain in full force.

          2.3  Counterparts; Facsimile Signatures.  This Supplemental Indenture
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may be executed by one or more parties hereto on any number of separate counterparts, including by facsimile, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          2.4  GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY,
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AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW
YORK.

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first above written.


                                    PRIMUS TELECOMMUNICATIONS GROUP,
                                         INCORPORATED


Attest: /s/ Robert Stankey          By: /s/ John DePodesta
       ____________________            ___________________________
       Name:  Robert Stankey            Name:  John DePodesta
       Title: Secretary                 Title: Executive Vice President



                                    FIRST UNION NATIONAL BANK


Attest: /s/ Patricia A. Welling     By: /s/ S. A. McMahon
       __________________________      ________________________
       Name:  Patricia A. Welling      Name:  S. A. McMahon
       Title: Vice President           Title: Vice President

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